Exhibit 99.1

Investor Contact:	David Tucker
281-406-2370
Media Contact:	Marianne Gooch
281-406-2212
Parker Drilling Announces 41% Increase in Annual Revenues
* Eliminates Valuation Allowance
Houston, Feb. 15, 2006 — Parker Drilling Company (NYSE: PKD) today reported 2005 fourth quarter revenues of $149.6 million and net income of $56.7 million or $0.58 per diluted share, compared to 2004 fourth quarter revenues of $109.8 million and a net loss of $5.3 million or $0.06 per share. Net income for the fourth quarter of 2005 includes $44.6 million or $0.45 per diluted share from non-routine items, $44.9 million of which is a non-cash deferred tax benefit, related primarily to the elimination of the valuation allowance. (See detail below).
     For the year 2005, Parker Drilling reported revenues of $531.7 million and net income of $98.9 million, or $1.01 per diluted share. These revenues reflect a 41% increase while net income increased $146.0 million over 2004. For the year 2004, Parker Drilling reported revenues of $376.5 million and a net loss of $47.1 million, or $0.50 per share. Net income for 2005 includes non-routine items of $0.56 per diluted share. The details of the non-routine items for the year and the quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Reconciliation of Non-GAAP Measures.”
     “We experienced one of our best years ever in 2005. Our operations not only contributed strong financial results, but also a record year for safety. We exceeded our debt reduction goal during the fourth quarter and with proceeds from our recent equity offering, we have taken steps to continue growing the company in 2006,” said Robert L. Parker Jr., president and chief executive officer.
     The average utilization of international land rigs for the fourth quarter of 2005 was 84 percent, significantly higher than the 65 percent reported for the fourth quarter of 2004. Current utilization is 83 percent for international land rigs. Average utilization for the Gulf of Mexico barge rigs for the fourth quarter of 2005 was 73 percent, compared to 79 percent reported for the fourth quarter of 2004. Current utilization is 74 percent for Gulf of Mexico barge rigs. Our deep drilling barge dayrates in the Gulf of Mexico averaged approximately $11,600 per day higher in the fourth quarter of 2005 when compared to the fourth quarter of 2004.
     Capital expenditures for the year 2005 totaled $69.5 million. Total debt was $380.0 million at December 31, 2005, a reduction of $101.0 million from the previous year. The Company’s cash, cash equivalents and marketable securities totaled $78.2 million at year end compared to $44.3 million at year end 2004.
     The Company is positioned to show improved results from operations for 2006 and expects net income to range from $0.30 to $0.40 per diluted share. This range includes an estimated deferred tax expense of approximately $0.25 per diluted share.
Elimination of Valuation Allowance
     The 2005 results reflect a non-cash benefit from the elimination of the valuation allowance related to net operating loss carryforwards and other deferred tax assets in the United States. The valuation allowance was originally recorded in accordance with Generally Accepted Accounting Principles (GAAP) as an offset to the Company’s deferred tax assets, which consisted primarily of net operating loss carryforwards. GAAP required the Company to recognize a valuation allowance unless it was “more likely than not” that the Company could realize the benefit of the net operating loss carryforwards and deferred tax assets in future periods. Because the expected earnings performance should enable the Company to benefit from the net operating loss carryforwards, the valuation allowance is no longer required. In 2006 the Company will begin to report deferred income tax expense. While this will reduce reportable net income, the Company will receive the benefit from not having to pay any significant U.S. cash taxes until the net operating loss has been fully utilized.
     Parker has scheduled a conference call at 9 a.m. CST (10 a.m. EST) Feb. 15, 2006 to discuss fourth quarter 2005 results. Those interested in participating in the call may dial in at (303) 205-0066. The conference call replay can be accessed from Feb. 15 through Feb. 22 by dialing (303) 590-3000, using the access code 11052446#. Alternatively, the call can be accessed live through the Company’s website at http://www.parkerdrilling.com and will be archived on the site for 12 months.

This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including the outlook for rig utilization and dayrates, general industry conditions including bidding activity, future operating results of the Company’s rigs and rental tools operations, capital expenditures, expansion and growth opportunities, asset sales and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. For a more detailed discussion of risk factors, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2004. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$36,162	$25,303	$128,252	$88,512
International Drilling	87,985	64,608	308,572	220,846
Rental Tools	25,413	19,889	94,838	67,167

TOTAL DRILLING AND RENTAL REVENUES	149,560	109,800	531,662	376,525

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	18,423	15,530	66,827	54,126
International Drilling	68,514	46,233	237,161	168,451
Rental Tools	10,723	8,154	38,211	28,037
Depreciation and Amortization	16,619	18,642	67,204	69,241

TOTAL DRILLING AND RENTAL OPERATING EXPENSES	114,279	88,559	409,403	319,855

DRILLING AND RENTAL OPERATING INCOME	35,281	21,241	122,259	56,670

General and Administrative Expense	(8,011)	(5,455)	(27,830)	(23,413)
Gain on Disposition of Assets, Net	3,185	2,328	25,578	3,730
Provision for Reduction in Carrying Value of Certain Assets	(2,584)	(6,562)	(4,884)	(13,120)

TOTAL OPERATING INCOME	27,871	11,552	115,123	23,867

OTHER INCOME AND (EXPENSE)
Interest Expense	(10,473)	(11,291)	(42,113)	(50,368)
Change in Fair Value of Derivative Positions	550	586	2,076	(794)
Loss on Extinguishment of Debt	(1,613)	(24)	(8,241)	(8,753)
Other Income (Expense) — Net	1,285	31	3,383	492

TOTAL OTHER INCOME AND (EXPENSE)	(10,251)	(10,698)	(44,895)	(59,423)

INCOME (LOSS) BEFORE INCOME TAXES	17,620	854	70,228	(35,556)

INCOME TAX EXPENSE (BENEFIT)
Current Tax Expense	5,825	3,001	16,328	15,009
Deferred Tax Benefit	(44,912)	—	(44,912)	—

TOTAL INCOME TAX EXPENSE (BENEFIT)	(39,087)	3,001	(28,584)	15,009

INCOME (LOSS) FROM CONTINUING OPERATIONS	56,707	(2,147)	98,812	(50,565)
Discontinued Operations, Net of Taxes	—	(3,104)	71	3,482

NET INCOME (LOSS)	$56,707	$(5,251)	$98,883	$(47,083)

EARNINGS (LOSS) PER SHARE — BASIC
Income (Loss) From Continuing Operations	$0.59	$(0.03)	$1.03	$(0.54)
Discontinued Operations, Net of Taxes	$—	$(0.03)	$—	$0.04
Net Income (Loss)	$0.59	$(0.06)	$1.03	$(0.50)

EARNINGS (LOSS) PER SHARE — DILUTED
Income (Loss) From Continuing Operations	$0.58	$(0.03)	$1.01	$(0.54)
Discontinued Operations, Net of Taxes	$—	$(0.03)	$—	$0.04
Net Income (Loss)	$0.58	$(0.06)	$1.01	$(0.50)

AVERAGE COMMON SHARES OUTSTANDING
Basic	96,562,584	94,615,448	95,818,893	94,113,257
Diluted	98,617,411	94,615,448	97,615,741	94,113,257

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS	(Dollars in Thousands)
CURRENT ASSETS
Cash and Cash Equivalents	$60,176	$44,267
Marketable Securities	18,000	—
Accounts and Notes Receivable, Net	104,681	99,315
Rig Materials and Supplies	18,179	19,206
Deferred Costs	4,223	13,546
Other Current Assets	76,076	9,818

TOTAL CURRENT ASSETS	281,335	186,152

PROPERTY, PLANT AND EQUIPMENT, NET	355,397	382,824

ASSETS HELD FOR SALE	—	23,665

OTHER ASSETS
Goodwill	107,606	107,606
Other Assets	59,252	26,343

TOTAL OTHER ASSETS	166,858	133,949

TOTAL ASSETS	$803,590	$726,590

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$—	$24
Accounts Payable and Accrued Liabilities	151,100	87,329

TOTAL CURRENT LIABILITIES	151,100	87,353

LONG-TERM DEBT	380,015	481,039

OTHER LIABILITIES	12,646	9,281

STOCKHOLDERS’ EQUITY	259,829	148,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$803,590	$726,590

Current Ratio	1.86	2.13

Total Long-Term Debt as a Percent of Capitalization	59%	76%

Book Value Per Common Share	$2.66	$1.57

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	December 31,		September 30,
	2005	2004	2005
DRILLING AND RENTAL REVENUES	(Dollars in Thousands)
U.S. Drilling	$36,162	$25,303	$33,863
International Land Drilling	72,503	56,502	54,584
International Offshore Drilling	15,482	8,106	15,530
Rental Tools	25,413	19,889	23,928

Total Drilling and Rental Revenues	149,560	109,800	127,905

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	18,423	15,530	15,178
International Land Drilling	55,315	40,727	39,734
International Offshore Drilling	13,199	5,506	13,413
Rental Tools	10,723	8,154	10,352

Drilling and Rental Operating Expenses	97,660	69,917	78,677

DRILLING AND RENTAL OPERATING INCOME
U.S. Drilling	17,739	9,773	18,685
International Land Drilling	17,188	15,775	14,850
International Offshore Drilling	2,283	2,600	2,117
Rental Tools	14,690	11,735	13,576
Depreciation and Amortization	(16,619)	(18,642)	(16,563)

Total Drilling and Rental Operating Income	35,281	21,241	32,665

General and Administrative Expense	(8,011)	(5,455)	(6,443)
Provision for Reduction in Carrying Value of Certain Assets	(2,584)	(6,562)	(2,300)
Gain on Disposition of Assets, Net	3,185	2,328	5,943

TOTAL OPERATING INCOME	$27,871	$11,552	$29,865

Marketable Rig Count Summary
As of December 31, 2005

Total
U.S. Gulf of Mexico Barge Rigs
Workover	6
Intermediate	4
Deep	9

Total U.S. Gulf of Mexico Barge Rigs	19

International Land Rigs
Asia Pacific	9
Mexico	7
CIS	8

Total International Land Rigs	24

International Barge Rigs
Mexico	1
Nigeria	2
Caspian Sea	1

Total International Barge Rigs	4

Total International Rigs	28

Total Marketable Rigs	47